Exhibit 10.4

BOB EVANS FARMS, INC.
AMENDED AND RESTATED 2010 EQUITY AND CASH INCENTIVE PLAN
FORM OF BOARD OF DIRECTORS
RESTRICTED STOCK AWARD
Grant Date: ______________, 20__

Bob Evans Farms, Inc. (the “Company”) hereby grants the Director (“Participant”) under the formula provision adopted by the Board of Directors, an Other Stock-Based Award consisting of the following: (a) restricted stock (“RSAs”) and (b) related dividends (“Dividends”), subject to the terms and conditions described in the Bob Evans Farms, Inc. Amended and Restated 2010 Equity and Cash Incentive Plan (the “Plan”) and this Award (“Award”). Except as otherwise defined herein, capitalized terms used in this Award have the respective meanings set forth in the Plan.

1.	Restricted Stock.

(a)	Grant. The Company hereby grants you the number of shares of Restricted Stock specified on Appendix A, subject to the terms and conditions of the Plan and this Agreement.

(b)
Restricted Stock Account. The Company will issue and maintain in escrow and establish an account (the “Account”) on its books in your name to reflect the number of shares of Restricted Stock awarded to you. The Account will be administered as follows:

(1) The Account is for recordkeeping purposes only, and no assets other than the shares shall be set aside from the Company’s general assets with respect to such Account.
(2) If dividends are paid in the form of shares of Common Stock rather than cash, then your Account will be credited with one additional shares of Restricted Stock for each share of Common Stock that would have been received as a dividend had your outstanding shares of Restricted Stock.

(c)
Restricted Period. The period prior to the vesting date with respect each share of Restricted Stock is referred to as the “Restricted Period.” Subject to the provisions of the Plan and this Agreement, unless vested or forfeited earlier as described in this Agreement, as applicable, your shares of Restricted Stock will become vested and be settled as of the first anniversary date of the Grant Date.

(d)
Disability or Death. If during the Restricted Period you have a Termination of Service by reason of Disability or death, then the shares of Restricted Stock will become fully vested as of the date of your Termination of Service and the Vesting Date shall become the date of your Termination of Service. Any shares of Restricted Stock becoming vested by reason of your Termination of Service by reason of Disability or death shall be settled as provided in Section 1(h).

(e)
Retirement. If you have a Termination of Service by reason of Retirement (as defined in the Plan), then any unvested RSAs will continue to vest based on the original vesting schedule, unless accelerated by the Company. Any RSAs becoming vested by reason of your Retirement shall be settled as provided in Section 1(h).

(f)
Involuntary Termination of Service. If during the Restricted Period you have a Termination of Service by reason of an involuntary (as determined by the Committee) Termination of Service not for Cause, then you shall thereupon forfeit any RSAs that are still in a Restricted Period on your termination date.

(g) Other Termination of Service. If during the Restricted Period you have a Termination of Service by reason of voluntary quitting, resigning or retiring (i.e., leaving to retire but not as Retirement as defined in the Plan), or if you have a Termination of Service for any reason, as determined by the Committee, then you shall thereupon forfeit any RSAs that are still in a Restricted Period on your termination date.
(h)    Settlement of Vested Shares of Restricted Stock. As promptly as practicable after the applicable Vesting Date, whether occurring upon your Separation from Service or otherwise, but in no event later than 75 days after the Vesting Date, the Company shall transfer to you one share of Common Stock for each share of Restricted Stock becoming vested at such time, net of any applicable tax withholding requirements. Fractional shares shall be settled in cash at the same time as your shares of Common Stock are delivered.

(i)
Settlement Following Change in Control. Notwithstanding any provision of this Agreement to the contrary, if there is a Change in Control during the Performance Period, then Article XII of the Plan will apply to any unvested portion of the Award.

2.	Dividends.

(a)	Each RSA entitles the Participant to currently receive dividends declared on the RSA.

(b)
If dividends are paid in the form of shares of Common Stock rather than cash, then your Account will be credited with one additional RSA, as applicable, for each share of Common Stock that would have been received as a dividend had your outstanding RSAs been shares of Common Stock.

(c)	In the event that a RSA is forfeited pursuant to this Award, any unpaid or future dividends shall also be forfeited and the Participant shall have no right to payment of any dividend amount or shares.

3.
Transfer Restrictions. Until a RSA becomes vested the RSA may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution. However, as described in Section 4(a), the Participant may designate a beneficiary to receive any Shares to be settled after the Participant dies.

4.	Other Terms and Conditions:

(a)
Beneficiary Designation. The Participant may name a beneficiary or beneficiaries to receive any cash or Shares to be paid or settled after the Participant’s death by completing a Beneficiary Designation Form in the form and manner required by the Committee and communicated in writing to the Participant. The Beneficiary Designation Form does not need to be completed now and is not required to be completed as a condition of receiving this Award. However, if the Participant dies without completing a Beneficiary Designation Form or if the designation is ineffective for any reason, the Participant’s beneficiary will be the Participant’s surviving spouse or, if the Participant does not have a surviving spouse, the Participant’s estate.

(b)
Governing Law. This Award will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio except to the extent that the Delaware General Corporation Law is mandatorily applicable.

(c)
Other Agreements. This Award will be subject to the terms of any other written agreements between the Participant and the Company to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award.

(d)
Award Subject to the Plan. This Award is subject to the terms and conditions described in this Award and the Plan, which is incorporated by reference into and made a part of this Award. The Plan as it may be amended from time to time is incorporated into this Award by this reference. In the event of a conflict between the terms of the Plan and the terms of this Award, the terms of the Plan will govern. The Committee has the sole responsibility of interpreting the Plan and this Award, and its determination of the meaning of any provision in the Plan or this Award shall be binding on the participant. Capitalized terms that are not defined in this Award have the same meaning as in the Plan.

(e)
Rights as Shareholder. You have voting and dividend rights as a shareholder of the Company with respect to the RSAs until such time as the Common Stock issued in settlement has been recorded in your name in book entry form or the RSAs are forfeited.

(f)
Rejection. The Participant may reject this Award and forfeit the Award by notifying the Company or its designee, in the manner prescribed by the Company and communicated to the Participant, within 30 days after the Grant Date. If this Award is rejected pursuant to this Section 4(f), the RSAs and dividends evidenced by this Award shall be forfeited, and neither the Participant nor the Participant’s heirs, executors, administrators and successors shall have any rights with respect thereto.

APPENDIX A

1.	Name of Director Participant: ___________

2.	Grant Date: ________, 20__ (the “Grant Date”)

3.	Vesting Date: _________, 20__

4.	Shares of Restricted Stock (RSAs): ____________